UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

November 8, 2007

QUINTANA MARITIME LIMITED

(Exact name of registrant as specified in its charter)

Marshall Islands	000-51412	98-0454094
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Quintana Maritime Limited

c/o Quintana Management LLC

Pandoras 13 & Kyprou Street

166 74 Glyfada

Greece

(Address of principal executive office)

011-30-210-898-6820

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Joint Venture Agreements

On November 8, 2007, Quintana Maritime Limited (the “Company”) entered into limited liability company agreements with AMCIC Cape Holdings LLC (“AMCIC”), an affiliate of Hans J. Mende, for the formation each of Fritz Shipco LLC, Benthe Shipco LLC, Gayle Frances Shipco LLC, and Iron Lena Shipco LLC. The Company owns a 50% interest in each of these companies, and AMCIC owns the remaining 50%. Mr. Mende is a member of our board of directors.

The sole purpose of each of the joint ventures is to purchase, own, and operate newbuilding Capesize vessels currently under construction by Korea Shipyard Co., Ltd., a Korean shipyard, and scheduled to be delivered in 2010 for purchase prices of approximately $77.7 million per vessel. It is currently contemplated that each of the joint ventures will enter into a credit facility to finance up to 70% of the purchase price of the relevant Capesize vessel. Under the terms of the agreements governing the joint ventures, the Company is responsible for its pro rata share of the costs to purchase the vessel.

Each of the joint ventures is managed by a two-member board of directors consisting of Hans J. Mende and Stamatis Molaris, who is also the Company’s Chief Executive Officer and President and a member of the Board, appointed by AMCIC and the Company, respectively. All decisions of the board of directors will require unanimous approval.

The Conflicts Committee of the Company’s Board, which is made up of three independent, non-executive directors, has approved these agreements.

Rights Agreement

On November 12, 2007, the Board of the Company entered into a Rights Agreement (the “Rights Agreement”) with Computershare Trust Company, N.A., as Rights Agent, in connection with the declaration of a dividend of preferred share purchase rights to stockholders of record on the Record Date (as defined in Item 3.03 below). The material terms and conditions of the Rights Agreement are described below in response to Item 3.03. The response to Item 3.03 is hereby incorporated by reference in its entirety in response to Item 1.01 of this Current Report on Form 8-K.

Item 3.03	Material Modification to Rights of Security Holders

On November 12, 2007 the Board of Directors (the “Board”) of Quintana Maritime Limited (the “Company”) declared a dividend distribution of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share (the “Common Shares”) of the Company to shareholders of record at the close of business on November 22, 2007. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share (a “Unit”) of Series A Junior Participating Preferred Shares, par value $0.01 per share, of the Company (the “Preferred Shares”), or a combination of securities and assets of equivalent value, at a Purchase Price of $75.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Stockholders’ Rights Agreement (the “Rights Agreement”) between the Company and Computershare Trust Company, N.A., as Rights Agent.

Initially, ownership of the Rights will be evidenced by the Common Share certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Shares and a Distribution Date, which is the date when the Rights become exercisable, will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Shares (the “Share Acquisition Date”), or (ii) the close of business on the tenth business day (or such later date as the Board shall determine) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or

entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, or any successor provision thereto, if upon consummation thereof, such Person would become an Acquiring Person. Until the Distribution Date, (i) the Rights will be evidenced by the Common Share certificates and will be transferred with and only with such Common Share certificates, (ii) new Common Share certificates issued after November 22, 2007 will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Shares outstanding will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on November 12, 2017, unless the Rights Agreement is extended by the Board by amendment to the Rights Agreement, unless earlier redeemed or exchanged by the Company as described below.

As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board, only Common Shares issued after November 22, 2007 and prior to the earlier of the Distribution Date or the Expiration Date will be issued with Rights.

Except in the circumstances described below, after the Distribution Date each Right will be exercisable into one one-thousandth of a Preferred Share (a “Preferred Share Fraction”). Each Preferred Share Fraction carries voting and dividend rights that are intended to produce the equivalent of one Common Share. The voting and dividend rights of the Preferred Shares are subject to adjustment in the event of dividends, subdivisions and combinations with respect to the Common Shares of the Company. In lieu of issuing certificates for Preferred Share Fractions, which are less than an integral multiple of one Preferred Share (i.e., 1000 Preferred Share Fractions), the Company may pay cash representing the current market value of the Preferred Share Fractions.

In the event that a Person becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, Common Shares (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. In lieu of requiring payment of the Purchase Price upon exercise of the Rights following any such event, the Company may permit the holders simply to surrender the Rights, in which event they will be entitled to receive Common Shares (and other property, as the case may be) with a value of 50% of what could be purchased by payment of the full Purchase Price. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

For example, at an exercise price of $75 per Right, each Right not otherwise voided following an event set forth in the preceding paragraph would entitle its holder to purchase $150 worth of Common Shares (or other consideration, as noted above) for $75. Assuming that the Common Shares had a per share value of $30 at such time, the holder of each valid Right would be entitled to purchase five Common Shares for $75.

In the event that, at any time following the Share Acquisition Date, (i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company engages in a merger or other business combination transaction in which the Company is the surviving corporation and the Common Shares of the Company are changed or exchanged, or (iii) 50% or more of the Company’s assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the Right. Again, provision is made to permit surrender of the Rights in exchange for one-half of the value otherwise purchasable. The events set forth in this paragraph and in the second preceding paragraph are referred to as the “Triggering Events.”

The Purchase Price payable, and the number of Units of Preferred Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a share dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) if holders of the Preferred Shares are granted certain rights or warrants to subscribe for Preferred Shares or convertible securities at less than the current market price of the Preferred Shares, or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading date prior to the date of exercise.

At any time until the close of business on the tenth business day following the Share Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.005 per Right, subject to adjustment. That ten business day redemption period may be extended by the Board so long as the Rights are still redeemable. Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.005 redemption price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Preferred Shares (or other consideration) of the Company or for common shares of the acquiring company or in the event of redemption of the Rights as set forth above.

Any of the provisions of the Rights Agreement may be amended by the Board so long as the rights are redeemable by the Board except to reduce the redemption price. After such time, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement.

The foregoing description of the Rights Agreement is qualified in its entirety by the terms of the Rights Agreement, which is filed as an exhibit to and incorporated by reference in this Current Report on Form 8-K.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The Statement of Designation for the Company’s Series A Junior Participating Preferred Stock became affective upon filing on November 13, 2007. The terms of the Series A Junior Participating Preferred Stock are described under Item 3.03 above.

On November 12, 2007, the Board amended the Company’s bylaws. Article II, Section 2.5 of the Company’s bylaws, as amended, requires action by 50 percent of stockholders eligible to vote in order to call a special meeting of the stockholders.

Additionally, the Board amended Article VII, Sections 7.1 and 7.3 to allow the issuance of shares in an uncertificated, book entry form.

Item 9.01	Financial Statements and Exhibits

3.1	Statement of Designation for the Series A Junior Participating Preferred Stock

3.2	Bylaw Amendments

10.1	Limited Liability Company Agreement of Fritz Shipco LLC

10.2	Limited Liability Company Agreement of Benthe Shipco LLC

10.3	Limited Liability Company Agreement of Gayle Frances Shipco LLC

10.4	Limited Liability Company Agreement of Iron Lena Shipco LLC

10.5	Stockholders’ Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUINTANA MARITIME LIMITED

By:	/s/ Steve Putman
Steve Putman
Vice President and General Counsel

Dated: November 13, 2007

EXHIBIT INDEX

3.1	Statement of Designation for the Series A Junior Participating Preferred Stock

3.2	Bylaw Amendments

10.1	Limited Liability Company Agreement of Fritz Shipco LLC

10.2	Limited Liability Company Agreement of Benthe Shipco LLC

10.3	Limited Liability Company Agreement of Gayle Frances Shipco LLC

10.4	Limited Liability Company Agreement of Iron Lena Shipco LLC

10.5	Stockholders’ Rights Agreement